EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT


      AGREEMENT by and among CIT Group Inc., a Delaware corporation (the "Company") and Albert R. Gamper, Jr. (the "Executive") dated as of the 1st day of January, 2003.

      WHEREAS, Executive is a party to a retention agreement by and among the Executive, Tyco Acquisition Corp XIX (NV), a Nevada corporation, and The CIT Group, Inc., a Delaware corporation (the "Retention Agreement");

      WHEREAS, the Company desires to continue to employ the Executive in accordance with the following terms and conditions, and the Executive desires to be so employed.

      NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

      1. Effective Date. The "Effective Date" shall mean January 1, 2003.

      2. Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2004 (the "Term").

      3. Terms of Employment.

      (a) Position and Duties.

            (i) During the Term (A) the Executive shall serve as the Chairman, President and Chief Executive Officer of the Company with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting directly to the Board of Directors of the Company (the "Board"), (B) the Executive's services shall be performed in Livingston, New Jersey, and (C) the Executive shall serve as a member of the Board.

            (ii) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall

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not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b) Compensation.

            (i) Base Salary. During the Term, the Executive shall receive an annual base salary ("Annual Base Salary") of no less than $900,000.00. During the Term, the Annual Base Salary shall be reviewed at the time that the salaries of all of the executive officers of the Company are reviewed. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

            (ii) Annual Bonus. For each complete calendar year during the Term, the Executive shall receive an annual cash bonus ("Annual Bonus") based upon performance targets with respect to the Company that are mutually established by and acceptable to the Executive and the Board. Executive's target bonus for the first complete year during the Term shall be 200% ("Target Bonus"). The Target Bonus in subsequent years of the Term shall not be less than the amount set forth in the previous sentence.

            (iii) Incentive Awards. During the Term, the Executive shall be eligible to participate in annual and long-term incentive plans applicable to the most senior executives of the Company.

            (iv) Other Benefits. During the Term, the Executive shall be entitled to participate in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs generally applicable to the most senior executives of the Company on a basis and on terms no less favorable than that provided to the Executive immediately prior to the Effective Date. During the Term, the Executive shall be entitled to continued participation in the Company's Executive Retirement Program and all other supplemental and excess retirement plans existing on the date of this Agreement during the Term, at economic levels at least equal to the levels of Executive's participation in such plans or programs as of the date immediately prior to the Effective Date. In addition, the Executive and his spouse shall be eligible to receive benefits under the current Company retiree medical and life insurance plan (as existing on the date of this Agreement) for the remainder of the lives of the Executive and his spouse provided that the Company may substitute coverage on a no less favorable basis under another plan covering employees and former employees of the Company in the event the medical and/or life insurance plan of the Company is amended or terminated. The Company shall not withhold its consent to the Executive's "retirement" at any time after the Effective Date for purposes of any such plans and programs.

            (v) Expense Reimbursement. During the Term, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company's expense reimbursement policies.


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            (vi) Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.

            (vii) Additional Benefits. In addition to the benefits described above, the Company shall provide the following additional benefits to the
Executive:

                  A. Attorney and Accountant Expense Reimbursement. The Company shall reimburse the Executive for up to $25,000.00 annually for attorneys' fees and disbursements incurred by the Executive for tax advice or other legal counseling and for accounting fees incurred by the Executive for tax advice or other financial planning.

                  B. Car and Driver. The Company shall provide the Executive with a car and driver substantially equivalent to that enjoyed by the Executive under the Executive's past employment agreement.

                  C. Air Travel. When traveling on Company business or personal travel, the Executive shall be authorized for security reasons to travel on the Company's corporate aircraft. The cost of the Executive's personal travel on the Company's corporate aircraft shall be imputed to the Executive as income. If the Executive is flying on commercial airlines for Company business, first class is authorized.

                  D. Indemnification and Insurance. The Company will provide the Executive with suitable director's and officer's liability insurance to the extent available on commercially reasonable terms. If the Company amends the provisions of the Company's Certificate of Incorporation or its By-Laws with respect to indemnification in a manner adverse to the Executive, the Executive shall be entitled to indemnification in accordance with the indemnification provisions prior to their amendment.

      4. Termination of Employment.

      (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(a) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the later of the 30th day after receipt of such notice by the Executive or the end of the 180 day period set forth below (the "Disability Effective Date"), provided that, within the 30 days after receipt of such notice, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

      (b) Cause. The Company may terminate the Executive's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean:


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            (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

            (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates; or

            (iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto; or

            (iv) a material breach of Section 9 of this Agreement.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company with respect to such act or omission shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

      (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

            (i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

            (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

            (iii) the Company's requiring the Executive to be based at any office or location more than 50 miles from that provided in Section 3(a)(i)(B) hereof, provided that reasonable travel required in connection with Executive's reporting relationships and responsibilities to the Board shall not be deemed a breach hereof; or

            (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or


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            (v) any failure by the Company to comply with and satisfy Section
11(b) of this Agreement.

      (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(a) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

      (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date as the case may be.

      5. Obligations of the Company upon Termination.

      (a) Good Reason; Other Than for Cause. If during the Term the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason:

            (i) except as specified below, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

            A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the Severance Bonus defined below and (y) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid. For purposes of this Agreement, "Severance Bonus" means the greater of (I) the Executive's average Annual Bonus over the two calendar years preceding the Date of Termination and (II) the Executive's Target Bonus. For the purpose of calculating the Executive's average Annual Bonus hereunder, $2,752,040 shall be the Executive's Annual Bonus for 2001, and $750,000 plus the bonus paid to the Executive


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      for the time period July 1, 2002 through December 31, 2002 shall be the
      Executive's Annual Bonus for 2002; and

            B. the amount equal to the product of (x) three (3) and (y) the sum of (I) the Executive's Annual Base Salary and (II) the Severance Bonus, which shall be paid in accordance with Executive's normal payroll periods immediately prior to the Date of Termination in equal installments for a period of three (3) years, subject to Section 9; and

            (ii) pursuant to and in satisfaction of the Company's obligations under the Retention Agreement, the Company shall pay to the Executive, in a lump sum in cash within 30 days of the Date of Termination, (A) $1,500,000, if the Date of Termination is prior to the date upon which the Executive is paid his bonus for the time period July 1, 2002 through December 31, 2002, or (B) $1,500,000 less fifty percent (50%) of the amount of the Executive's bonus for the time period July 1, 2002 through December 31, 2002, if the Date of Termination is after the date upon which the Executive is paid his bonus for the time period July 1, 2002 through December 31, 2002; and

            (iii) all restrictions on restricted stock held by the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately; and

            (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates, including but not limited to provision of benefits under the Company's retiree medical plan as provided in Section 3(b)(iv) hereof in accordance with the terms and normal procedures of each such plan, program, policy or practice; and

            (v) to the extent permitted by applicable law, the Executive shall be credited with three additional years of age and service credit under all relevant Company retirement plans (including qualified, supplemental and excess plans, including without limitation the Company's Executive Retirement Plan and New Executive Retirement Plan, and, for the purpose of clarity, to the extent the Executive is a participant in the cash balance arrangement under the Company's Retirement Plan, the cash balance account will be increased as if the Executive had received three additional years of contributions based upon the Executive's compensation as of the Date of Termination); and

            (vi) the reasonable costs of outplacement services; a fully equipped office located at the Company's headquarters in northern New Jersey (or, if such headquarters are moved 15 miles from the location of the Company's headquarters as of the Effective Date, he shall be provided with suitable office space within 10 miles of the location of the Company's headquarters as of the Effective Date) and a secretary to be used by the Executive for up to two years; attorney and accountant fee reimbursement as described in Section 3(b)(vii)(A) hereof for two years; a car and driver as described in Section 3(b)(vii)(B) hereof for two years; and, insurance and indemnification as described in Section 3(b)(vii)(D) hereof for five years.


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      (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive an amount equal to the amount set forth in clause (1) of Section 5(a)(i)(A) above and timely payment or provision of the benefits set forth in Section 5(a)(iv) above, in each case to the extent theretofore unpaid.

      (c) Death. If the Executive's employment is terminated by reason of the Executive's death during the Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of a lump sum cash amount equal to the Executive's Annual Base Salary through the remainder of the Term to the Executive's estate or beneficiaries; (ii) payment of the amount set forth in
Section 5(a)(i)(A) above (to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination), and (iii) and timely payment or provision of the benefits set forth in Section 5(a)(iv) above. In addition, all restrictions on restricted stock held by the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately.

      (d) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of a lump sum cash amount equal to three (3) times the Executive's Annual Base Salary (such amount to be offset by long term disability payments payable to the Executive for up to three (3) years); (ii) payment of the amount set forth in Section 5(a)(i)(A) above (in a lump sum in cash within 30 days of the Date of Termination), and
(iii) timely payment or provision of the benefits set forth in Section 5(a)(iv) above. In addition, all restrictions on restricted stock held by the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately. To the extent permitted by applicable law and in accordance with the Company's Long Term Disability policy, the Executive shall continue to accrue age and service credit through retirement under the Company's qualified and nonqualified retirement plans.

      (e) Retirement, Expiration of Term. If the Executive's employment is terminated by reason of his retirement under the terms of the applicable Company retirement plan during the Term or upon expiration of the Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of the amount set forth in Section 5(a)(i)(A) above (in a lump sum in cash within 30 days of the Date of Termination), and timely payment or provision of the benefits set forth in Section 5(a)(iv) above. In addition, the Company shall pay or provide to the Executive a fully equipped office located at the Company's headquarters in northern New Jersey (or, if such headquarters are moved 15 miles from the location of the Company's headquarters as of the Effective Date, he shall be provided with suitable office space within 10 miles of the location of the Company's headquarters as of the Effective Date) and a secretary to be used by the Executive for up to two years; attorney and accountant fee reimbursement as described in Section 3(b)(vii)(A) hereof for two years; a car and driver as described in Section 3(b)(vii)(B) hereof for two years; and, insurance and indemnification as described in Section 3(b)(vii)(D) hereof for five years.


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      6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company, or any of its affiliates and for which the Executive may qualify, nor, subject to Section 12(e), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, or its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. As used in this Agreement, the terms "affiliated companies" and "affiliates" shall include any company controlled by, controlling or under common control with the Company.

      7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), if the Executive prevails on any material claim made by him, and disputed by the Company under the terms of this Agreement.

      8. Certain Additional Payments by the Company. If at any time for any reason any payment or distribution (a "Payment") by the Company or any other person or entity to or for the benefit of the Executive is determined to be a "parachute payment" (within the meaning of Section 280G(b)(2) of the Code), whether paid or copayable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with or arising out of his employment with the Company or a change in ownership or excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), within a reasonable period of time after such determination is reached the Company shall pay to the Executive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on such Payment and any federal, state or local income or employment tax or other taxes and Excise Tax on the Gross-Up Payment, shall equal the amount of such Payment (including any interest or penalties with respect to any of the foregoing). All determinations concerning the application of the foregoing shall be made by a nationally recognized firm of independent accountants (together with legal counsel of its choosing), selected by the Company after consultation with the Executive (which may be the Company's independent auditors), whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants and counsel shall be borne by the Company. If the accounting firm determines that no Excise Tax is payable by the Executive, it shall furnish the


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Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his Federal income tax return. In the event the Internal Revenue Service assesses the Executive an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Executive an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax.

      9. Confidentiality and Competitive Activity.

      (a) The Executive acknowledges that he has acquired and will continue to acquire during the Term confidential information regarding the business of the Company and its respective affiliates. Accordingly, the Executive agrees that, without the written consent of the Board, he will not, at any time, disclose to any unauthorized person or otherwise use any such confidential information. For this purpose, confidential information means nonpublic information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company and its respective affiliates, except for specific items which have become publicly available other than as a result of the Executive's breach of this agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive from responding to lawful subpoenas or court orders without the Company's prior written consent; provided, that the Executive shall have given the Company prior written notice of any such subpoena or court order promptly following receipt thereof.

      (b) During the Term and for two years after the Date of Termination (three years in the case of a termination by the Company without Cause or by the Executive for Good Reason), the Executive will not, without the written consent of the Board, directly or indirectly, (A) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the United States which is in competition with any line of business actively being conducted by the Company; (B) whether or not the Executive's termination of employment occurred without Cause or for Good Reason, hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company or its respective affiliates, to terminate such relationship or to refrain from extending or renewing the same, and (C) disparage or publicly criticize the Company or any of its affiliates. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to not more than one percent of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote.

      (c) The Executive hereby acknowledges that the provisions of this Section 9 are reasonable and necessary for the protection of the Company and its respective affiliates. In addition, he further acknowledges that the Company and its respective affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company


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will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining him from an actual or threatened breach of such covenants. In addition, and without limiting the Company's other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that continue to remain payable to the Executive after the date of such breach under Section 5 hereof.

      10. Change of Control.

            (a) Termination. In the event of a Change of Control during the Term, the Executive may elect to terminate his employment on the 90th day after the Change of Control. If (i) the Executive elects to terminate his employment on the 90th day after a Change of Control, or (ii) the Executive's employment is terminated without Cause or if the Executive terminates his employment for Good Reason within 90 days of a Change of Control (collectively, a "Change of Control Termination"), Executive shall be entitled to the payments and benefits set forth in Section 5(a) of this Agreement. Notwithstanding the provisions of
Section 5(a) of this Agreement, all payments made the Executive upon a Change of Control Termination shall be payable in a lump sum within 30 days of the Change of Control Termination.

            (b) Change of Control Defined. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                  (i) any Person or Group, as a result of a Transaction (as defined below) or otherwise, becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Company's then outstanding securities generally entitled to vote for the election of directors (capitalized terms not otherwise defined herein are used as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); or

                  (ii) as a direct or indirect result of any cash tender offer, acquisition of securities, merger or other business combination, acquisition or sale of assets, actual or threatened election contest (including any settlement thereof or any agreement intended to avoid or settle such a contest) or contractual arrangement, or any combination of the foregoing (a "Transaction"), the persons who were directors of the Company immediately before the Transaction (the "Incumbent Board") shall cease to constitute at least a majority of the Board of the Company or any successor to the Company (including any entity resulting from such Transaction or which, as a result of such Transaction, directly or indirectly owns or controls the Company or such successor or all or substantially all of its assets); provided that any person becoming a director thereafter whose election as a director was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board.

      11. Successors.

      (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable

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by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

      (b) The Company requires any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

      12. Miscellaneous.

      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the States of New York or New Jersey in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

      At the most recent home address on file for the Executive at the Company;

      If to the Company:

      1 CIT Drive
      Livingston, New Jersey 07039

      Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (c) The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (d) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the

Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      (e) From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties and the Retention Agreement with respect to the subject matter hereof, except as expressly provided herein.

      IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Company's Board of Directors and the Company, have caused these presents to be executed in their name and on their behalf, all as of the day and year first above written.

                                     /s/ Albert R. Gamper, Jr.
                                     ---------------------------------------
                                               Albert R. Gamper, Jr.

                                     CIT GROUP INC.

                                     By /s/ Thomas H. Kean
                                        ------------------------------------
                                                 Thomas H. Kean
                                     Compensation & Governance Committee
                                     Chairman


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